UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14C

(Rule 14c-101)

_____________________________________

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

HEALTHCARE TRIANGLE, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

HEALTHCARE TRIANGLE, INC.

7901 Stoneridge Drive, Suite 220
Pleasanton, California 94588

SCHEDULE 14C INFORMATION
Preliminary Information Statement Pursuant to Regulation 14C
of the Securities Exchange Act of 1934 as amended

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Healthcare Triangle, Inc.:

This Information Statement (“Information Statement”) has been filed with the Securities and Exchange Commission (the “SEC”) by Healthcare Triangle, Inc., a Delaware corporation (“Healthcare Triangle,” the “Company,” “we,” “our,” or “us”), pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is being furnished to the holders of the Company’s outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”), and our Series A Super Voting Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), that votes together as a class with the Common Stock as of the close of business on February 24, 2025 (the “Record Date”).

The purpose of this Information Statement is to notify holders of our Common Stock and Series A Preferred Stock as of the Record Date (the “Stockholders”) that the Company’s Board of Directors (the “Board”) and the holders of a majority of our outstanding voting capital stock (the “Majority Stockholders”) approved of the following corporate actions (the “Corporate Actions”):

•        amendment of our certificate of incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split of our Common Stock at a reverse stock split ratio ranging from 1:2 to 1:250 inclusive, as determined by our Board in its sole discretion (the “Approval of Certificate of Incorporation Amendment for Split”); and

•        amendment of our Certificate of Incorporation to increase the total number of authorized shares (the “Increase in Authorized Shares”) from one hundred ten million (110,000,000) shares to two billion ten million (2,010,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock and ten million (10,000,000) shares of preferred stock (the “Approval of Certificate of Incorporation Amendment for Increase in Authorized Shares”); and

•        authorization, for purposes of complying with Nasdaq listing rule 5635(d), of the issuance of Warrants (as defined below), shares of Common Stock underlying the Warrants and certain provisions of the Warrants, issued in connection with an offering and sale of securities of the Company that was consummated on February 27, 2025 (the “Issuance Approval”)

On the Record Date, the Majority Stockholders approved the Corporate Actions by written consent in place of a stockholders’ meeting as permitted under the Delaware General Company Law (the “DGCL”) and our Bylaws. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Corporate Actions. Our Board is not soliciting your proxy or consent in connection with the Corporate Actions. You are urged to read this Information Statement carefully and in its entirety for a description of the Corporate Actions approved by the Board and the Majority Stockholders. Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the Corporate Actions taken have no right under the DGCL or our Bylaws to dissent or require a vote of all Stockholders.

Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not become effective before a date which is twenty (20) calendar days after a Definitive Information Statement is first provided to stockholders as of the Record Date (the “Effective Date”). The Information Statement will be provided to our stockholders of record as of the close of business on the Record Date upon filing the Definitive Information Statement, anticipated to be on or about March 17, 2025. The Company will bear the entire cost of furnishing this Information Statement. We anticipate that the Corporate Actions will be effective on or before December 31, 2025.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(c) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

Dated: March 17, 2025	Sincerely,
/s/ Thyagarajan Ramachandran
Name: Thyagarajan Ramachandran Title: Chief Financial Officer

INTRODUCTION

This Information Statement is being first mailed on or about March 17, 2025 to the Stockholders by the Board of Directors of the Company (“Board”) to provide material information regarding the Corporate Actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the shares of stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY STOCKHOLDERS

Under the DGCL and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to consent to such action in writing. The approval of the Corporate Actions requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of stock. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the Stockholders.

On the Record Date, the Company had 8,295,820 shares of Common Stock, and 6,000 shares of our Series A Preferred Stock issued and outstanding. The holders of our outstanding shares of Common Stock are entitled to one vote per share registered in their names on our books at the close of business on such date. The holder of the Series A Preferred Stock is entitled to vote with the Company’s Common stock at a rate of 1,000 votes per share. On February 24, 2025, the Majority Stockholders adopted resolutions approving the Corporate Actions.

CONSENTING STOCKHOLDERS

On February 24, 2025, the Majority Stockholders, being the record holders of an aggregate of 2,625,000 shares (approximately 18.36%) of our outstanding shares of Common Stock and all of the 6,000 shares of Series A Preferred Stock having an aggregate of 6,000,000 votes (and together with the Common Stock that such stockholder voted, representing approximately 59.81% of the shares entitled to vote thereon) on February 24, 2025, consented in writing to the Corporate Actions. Accordingly, all Corporate Actions were authorized and approved as of the Record Date.

We are not seeking written consent from any other Stockholder of the Company, and the other Stockholder will not be given an opportunity to vote with respect to the Corporate Actions. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by Written Consent and giving Stockholders notice of such actions taken as required by the Exchange Act.

As the Corporate Actions were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our Stockholders.

APPROVAL OF CERTIFICATE OF INCORPORATION AMENDMENT TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A REVERSE STOCK SPLIT RATIO RANGING FROM 1:2 TO 1:250, INCLUSIVE, AS DETERMINED BY OUR BOARD IN ITS SOLE DISCRETION

Reverse Stock Split

The Majority Stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a reverse stock split ratio ranging from 1:2 to 1:250, inclusive, as may be determined at the appropriate time by our Board in its sole discretion (the “Reverse Stock Split”). This means that our Board will be able to decide whether and when to effect the Reverse Stock Split without further action from the stockholders.

Reasons for a Reverse Stock Split

Maintaining our Listing on Nasdaq

The primary purpose of the Reverse Stock Split is to raise the per share trading price of our common stock in order to maintain our listing on The Nasdaq Capital Market. Delisting from Nasdaq may adversely affect our ability to raise additional financing through the public or private sale of our equity securities, may significantly affect the ability of investors to trade in our securities and may negatively affect the value and liquidity of our Common Stock. Delisting may also have other negative impacts, including potential loss of employee confidence, the loss of institutional investors, the loss of analyst coverage or the loss of business development opportunities.

Potentially Improving the Marketability and Liquidity of our Common Stock

The Board believes that an increased stock price may also improve the marketability and liquidity of our Common Stock. For example, many brokerages, institutional investors and funds have internal policies that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers by restricting or limiting the ability to purchase such stocks on margin. Additionally, investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Decreasing the Risk of Market Manipulation of our Common Stock

The Board believes that the potential increase in stock price may reduce the risk of market manipulation of our Common Stock, which we believe is enhanced when our stock trades below $1.00 per share. By reducing market manipulation risk, we may also thereby potentially decrease the volatility of our stock price.

Providing us the Ability to Issue Additional Securities

A Reverse Stock Split is expected to increase the number of authorized, but unissued and unreserved, shares of our common stock. These additional shares would provide flexibility to us for raising capital; repurchasing debt; providing equity incentives to employees, officers, directors, consultants and advisors (including pursuant to our equity compensation plan); expanding our business through the acquisition of other businesses and for other purposes. However, at present, we do not have any specific plans, arrangements, understandings or commitments for the additional shares that would become available.

Accordingly, for these and other reasons, the Board believes that a Reverse Stock Split is in the best interests of us and our Stockholders. A copy of the draft of the amendment to our Certificate of Incorporation providing for the Reverse Stock Split is attached hereto as Annex A.

Criteria to be Used for Determining Whether to Implement a Reverse Stock Split

This proposal gives our Board the discretion to select a Reverse Stock Split ratio from within a range between and including 1:2 and 1:250 on a date selected by the Board based on its then-current assessment of the factors below, and in order to maximize Company and stockholder interests. In determining whether to implement the Reverse Stock Split, and which ratio to implement, if any, the Board may consider, among other factors:

•        the historical trading price and trading volume of our Common Stock;

•        the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the Reverse Stock Split on the trading market in the short- and long-term;

•        the continued listing requirements for our Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) or other applicable exchanges, if then applicable;

•        the number of shares of Common Stock outstanding;

•        which Reverse Stock Split ratio would result in the least administrative cost to us; and

•        the historical trading price and trading volume of our Common Stock.

Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split

We cannot assure stockholders that the proposed Reverse Stock Split will sufficiently increase our stock price or, that our stock will trade at a price that is equal to at least $1.00 per share for a period of 10 consecutive days prior to August 25, 2025, which is the date that we must regain compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). If we do not regain compliance with the Bid Price Rule prior to August 25, 2025, and we are not deemed eligible for an additional period of time to regain compliance with the Bid Price Rule, our listed securities may be subject to delisting. The effect of a Reverse Stock Split on our stock price cannot be predicted with any certainty, and the history of reverse stock splits for other companies in various industries is varied, particularly since some investors may view a reverse stock split negatively. It is possible that our stock price after a Reverse Stock Split will not increase in the same proportion as the reduction in the number of shares outstanding, causing a reduction in our overall market capitalization. Further, even if we implement a Reverse Stock Split, our stock price may decline due to various factors, including our future performance and general industry, market and economic conditions. This percentage decline, as an absolute number and as a percentage of our overall market capitalization, may be greater than would occur in the absence of a Reverse Stock Split. If we fail to meet Nasdaq’s continued listing requirements, Nasdaq could suspend trading in our Common Stock and commence delisting proceedings.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs. The liquidity of our Common Stock may be negatively impacted by the reduced number of shares outstanding after the Reverse Stock Split, which would be exacerbated if the stock price does not increase following the split. In addition, a Reverse Stock Split would increase the number of stockholders owning “odd lots” of fewer than 100 shares, trading in which generally results in higher transaction costs. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity as described above.

The implementation of a Reverse Stock Split would result in an effective increase in the authorized number of shares of Common Stock available for issuance, which could, under certain circumstances, have anti-takeover implications. The additional shares of Common Stock available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or in our management. Although the Reverse Stock Split has been prompted by business and financial considerations, and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of the Reverse Stock Split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Stockholders should also keep in mind that the implementation of a Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership interest (subject to the treatment of fractional shares). However, should the overall value of our common stock decline after a Reverse Stock Split, then the actual or intrinsic value of shares held by stockholders will also proportionately decrease as a result of the overall decline in value.

Effects of a Reverse Stock Split

As of the effective date of the Reverse Stock Split:

•        a certain number shares of Common Stock outstanding (depending on the Reverse Stock Split ratio selected by the Chief Executive Officer) will be combined, automatically and without any action on the part of the Company or its stockholders, into one new share of Common Stock;

•        no fractional shares of Common Stock will be issued; instead, stockholders who would otherwise receive a fractional share will receive a whole share in lieu of any fractional share of Common Stock (as detailed below);

•        proportionate adjustments will be made to the number of shares issuable upon the exercise or vesting of all then-outstanding stock options and warrants which will result in a proportional decrease in the number of shares of Common Stock reserved for issuance upon exercise or vesting of such stock options and warrants and, in the case of stock options, a proportional increase in the exercise price of all such stock options;

•        the number of shares of Common Stock then reserved for issuance under our equity compensation plan will be reduced proportionately; and

•        the total number of authorized shares of Common Stock will remain at 100,000,000 (or 2,000,000,000 after the filing of the Certificate of Amendment).

The following table summarizes, for illustrative purposes only, the anticipated effects of a Reverse Stock Split on our shares available for issuance based on information as of the Record Date (unless otherwise noted below) and without giving effect to the treatment of fractional shares.

A Reverse Stock Split would affect all stockholders uniformly. As of the effective date of the Reverse Stock Split which shall be determined by the Board in its sole discretion, each stockholder would own a reduced number of shares of Common Stock. Percentage ownership interests, voting rights and other rights and preferences would not be affected, except to the extent that the Reverse Stock Split would result in fractional shares (as described below).

A Reverse Stock Split would not affect the registration of our Common Stock under Section 12(b) of the Exchange Act and we would continue to be subject to the periodic reporting and other requirements of the Exchange Act. Barring delisting by Nasdaq, our Common Stock would continue to be listed on Nasdaq under the symbol “HCTI,” but would have a new Committee on Uniform Securities Identification Procedures number after the effective date.

Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder of record would otherwise be entitled, we will issue a whole share in lieu of any fractional share of Common Stock, at a participant level.

As of February 24, 2025, there were 41 common stockholders of record. We do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Procedure for Effecting a Reverse Stock Split

Beneficial Holders of Common Stock

Stockholders who hold their shares through a bank, broker or other nominee will be treated in the same manner as registered stockholders who hold their shares in their names. Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for beneficial owners of such shares. However, banks, brokers or other nominees may implement different procedures than those to be followed by registered stockholders for processing the Reverse Stock Split, particularly with respect to the treatment of fractional shares. Stockholders whose shares of Common Stock are held in the name of a bank, broker or other nominee are encouraged to contact their bank, broker or other nominee with any questions regarding the procedures for implementing the Reverse Stock Split with respect to their shares.

Registered Holders of Common Stock

Registered stockholders hold shares electronically in book-entry form under the direct registration system (i.e., do not have stock certificates evidencing their share ownership but instead have a statement reflecting the number of shares registered in their accounts) and, as a result, do not need to take any action to receive post-split shares. If they are entitled to receive post-split shares, they will automatically receive, at their address of record, a transaction statement indicating the number of post-split shares held following the effective date of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of a Reverse Stock Split to stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.

We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our Common Stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our Common Stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our Common Stock under the constructive sale provisions of the Code, persons that hold more than 5% of our Common Stock, persons that hold our Common Stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the U.S.;

•        a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our Common Stock is a partner of a partnership holding shares of our Common Stock, such holder should consult his or her own tax advisor.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders are urged to consult their own tax advisor with respect to the application of U.S. federal income tax laws to their particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the Common Stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Common Stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s Common Stock received pursuant to the Reverse Stock Split will include the holding period of the Common Stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the Common Stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Common Stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our Common Stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Accounting Consequences

The par value per share of our Common Stock will remain unchanged at $0.00001 per share following a Reverse Stock Split. As a result, as of the Reverse Stock Split, the stated capital on our balance sheets attributable to Common Stock will be reduced proportionally based on the Reverse Stock Split ratio, and the additional paid-in capital will be credited with the amount by which the capital is reduced. The net income or loss per share of Common Stock will be increased as a result of the fewer shares of common stock outstanding. The Reverse Stock Split will be reflected retroactively in our consolidated financial statements.

APPROVAL OF CERTIFICATE OF INCORPORATION AMENDMENT TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES TO TWO BILLION TEN MILLION (2,010,000,000) SHARES, CONSISTING OF TWO BILLION (2,000,000,000) SHARES OF COMMON STOCK AND TEN MILLION (10,000,000) SHARES OF PREFERRED STOCK

Authorized Share Increase

Our Board and the Majority Stockholders approved the Authorized Share Increase on February 24, 2025.

The effective date of the Authorized Share Increase will be determined at the sole discretion of the Board and will be publicly announced by us. The Authorized Share Increase will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Board may determine, in its sole discretion, not to affect the Authorized Share Increase and not to file any amendment to our Certificate of Incorporation.

Our Board believes it is in our best interest to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, potential strategic transactions, including mergers, acquisitions and business combinations, stock dividends, grants under equity compensation plans, stock splits or financings, as well as other general corporate transactions. The Board believes that additional authorized shares of common stock will enable us to take timely advantage of acquisition opportunities that become available to us, as well as market conditions and favorable financing. We do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock that will result from the adoption of Authorized Share Increase. Except as otherwise required by law, the newly authorized shares of common stock will be available for issuance at the discretion of our Board (without further action by our stockholders unless required by Nasdaq) for various future corporate needs, including those outlined above. While effecting the Authorized Share Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, any future issuance of additional authorized shares of our common stock may, among other things, dilute the earnings per share of our common stock and the equity and voting rights of those holding equity at the time the additional shares are issued.

Any newly authorized shares of common stock will be identical to the shares of common stock that are now authorized and outstanding. The Authorized Share Increase will not affect the rights of current holders of our Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

In regard to the newly authorized preferred stock, the Board is authorized to determine the qualifications, limitations, voting and other powers, preferences, and relative, participating, optional or other rights of such Preferred Stock.

A copy of the draft of the amendment to our Certificate of Incorporation providing for the Increase in Authorized Shares is attached hereto as Annex B.

Board Discretion to Implement the Authorized Share Increase

The Board will implement the Authorized Share Increase only upon a determination that the Authorized Share Increase is in the best interests of the stockholders at that time. The Board may determine, in its sole discretion, not to affect the Authorized Share Increase.

Effective Time

The effective time of the Authorized Share Increase, if the proposed Authorized Share Increase is implemented at the direction of the Board, will be the date and time that the certificate of amendment affecting the Authorized Share Increase is filed with the Secretary of State of the State of Delaware or such later time as is specified therein. The exact timing of the Authorized Share Increase will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders, and the effective date will be publicly announced by us. The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to the effectiveness of the Certificate of Amendment filed with the Secretary of State of the State of Delaware, notwithstanding the Majority Shareholder’s approval of the Authorized Share Increase, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase.

ISSUANCE APPROVAL

On February 28, 2025, the Company consummated a private placement (the “Private Placement”) pursuant to a securities purchase agreement (“Purchase Agreement”) with institutional investors (the “Purchasers”) for the purchase and sale of approximately $15.2 million units (each, a “Unit”), each Unit consisting of one share of Common Stock or one pre-funded warrant (a “Pre-Funded Warrant”) to purchase one share of Common Stock, a Series A common stock purchase warrant to purchase one share of common Stock (a “Series A Warrant”) and a Setries B common stock purchase warrant to purchase one share of Common Stock (a “Series B Warrant” and together with the Series A Warrant, “Purchase Warrants”), at a price of $0.42 per Unit (or $0.41999 per Unit, in the case of Units containing Pre-Funded Warrants). The entire transaction was priced at the market under Nasdaq rules.

The initial exercise price of each Purchase Warrant is $0.84 per share of Common Stock. The Purchase Warrants terminate on the fifth anniversary of the later of (x) effective date of stockholder approval and (y) the earlier of (i) the effective date of the registration statement (the “Registration Statement”) filed by the Company to register the Registerable Securities or (ii) the date that the Registerable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the 1933 Act, as amended. The Purchase Warrants contain a one-time reset of the exercise price (subject to a floor of $0.084 per share) to a price equal to the lowest Weighted Average Price (as defined in the Purchase Warrants) for the Common Stock during the period (the “Adjustment Period”) beginning two (2) trading days immediately prior to the effective date of the Registration Statement and on the tenth (10th) trading day after the effective date of the Registration Statement (the “Adjustment Period End Date”). If a reset of the exercise price of a Purchase Warrant occurs, the number of shares of Common Stock underlying such Purchase Warrant will also be increased on the trading day after the Adjustment Period End Date (the “Adjustment Date”), so that the reset exercise price multiplied by increased number of shares equal the aggregate proceeds that would have resulted from the full exercise of such Purchase Warrant immediately prior to the Adjustment Date.

If a holder of a Purchase Warrant requests to exercise a Purchase Warrant in whole or in part on any given date prior to an Adjustment Date at any time following Stockholder Approval, on which (1) all securities registered under the Registration Statement (“Registrable Securities”) have become and remained registered pursuant to an effective Registration Statement that is available for the resale of all Registrable Securities, provided, however, if less than all Registrable Securities have become registered for resale on the date that the Registration Statement is declared effective, such holder with respect to itself only, shall have the right in its sole and absolute discretion to deem such condition satisfied, including with regard only to the Registrable Securities that have been so registered, (2) such holder can sell all Registrable Securities pursuant to Rule 144 without restriction or limitation or (3) twelve (12) months immediately following the issuance of the Purchase Warrants (any such date, an “Exercise Date”), solely with respect to such portion of the Purchase Warrant being exercised on such applicable Exercise Date, (a) such applicable Exercise Date shall be deemed to mean the Adjustment Date, (b) such applicable Adjustment Period shall be deemed to have commenced on the applicable date set forth in clause (1), (2) or (3) hereof, as applicable and ended on the eleventh (11th) Trading Day thereafter and (c) the applicable Adjustment Price and Adjustment Share Amount for such exercised Warrants shall be calculated as stated in the previous paragraph.

The Purchase Warrants also contain anti-dilution protection (subject to the floor price of $0.084) against Dilutive Issuances (as defined in the Purchase Warrants), whereby the exercise price and the number of shares of Common Stock underlying the Purchase Warrants is subject to reset in the same manner as described above.

The exercise price (subject to the floor price of $0.084) and number of shares of Common Stock underlying the Purchase Warrants will also reset if there occurs any share split, reverse share split, share dividend, share combination recapitalization or other similar transaction involving the Company’s Common Stock (each, a “Share Combination Event”) and the lowest Weighted Average Price of the Common Stock during the period commencing on the trading day immediately following the applicable Share Combination Event and ending on the fifth (5th) trading day immediately following the applicable Share Combination Event Date is less than the Exercise Price then in effect in the same manner described above.

At any time after Stockholder Approval has occurred, the Series B Warrants may also be exercised on an alternative cashless basis pursuant to which the number of shares issuable upon such alternative cashless exercise of this Warrant shall equal the product of (i) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Series B Warrants if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 3.0.

On February 24, 2025, the Majority Stockholders approved by written consent the all of the terms of the Purchase Warrants, including, but not limited to the exercise of the Purchasea Warrants and the resulting issuance of Common Stock pursuant to the terms of the Purchase Warrants as described above.

Nasdaq Stockholder Approval Requirement; Reasons for the Warrant Exercise Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power of such company outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities. Because of Nasdaq Listing Rule 5635(d), the Purchase Warrants provide that they may not be exercised, and therefore have no value, until the effective date of stockholder approval of their exercise. In determining whether an offering qualifies as a public offering, Nasdaq considers all relevant factors, including the extent of any discount to market price. In determining discount, Nasdaq can attribute a value to each warrant that contains an alternative cashless exercise Nasdaq could attribute a value of for each warrant that would fully discount the securities being offered. In order to ensure that the Unit offering qualified as a public offering under Rule 5635 due to the value attributable to the Purchase Warrants, the Purchase Warrants provide that they may not be exercised — and therefore have no value — until stockholder approval of their exercise is obtained and is effective.

Interest of Certain Persons in Matters to Be Acted Upon

No director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in this Proposal that is not shared by all of our other stockholders.

ACTIONS AUTHORIZED AND APPROVED

The actions that were taken by the Company’s Board of Directors and by its Majority Stockholder(s) were the authorization and approval of the Corporate Actions, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock and our Series A Super Voting Preferred Stock, our only outstanding classes of capital stock having the right to vote on this matter, known by us as of the Record Date, by:

•        each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•        each of our directors;

•        each of our executive officers; and

•        all of our directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of February 24, 2025. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 8,295,820 shares of our common stock and 6,000 shares of preferred stock issued and outstanding on February 24, 2025. As of February 24, 2025, there were 41 holders of our common stock and one holder of our preferred stock.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

		Number of Shares Beneficially Owned			Beneficial Ownership Percentages
Name and Address of Beneficial Owner(1)	Title	Common Stock		Series A Super Voting Preferred Stock(2)	Percent of Common Stock	Percent of Series A Super Voting Preferred Stock	Percent of Voting Stock(3)
Officers and Directors
Thyagarajan Ramachandran	Chief Financial Officer	57,961	(5)	—	*	—	*
Lakshmanan Kannappan	Business Head	39,152	(6)		*		*
Shibu Kizhakevilayil	Head of M&A	39,152	(7)	—	*	—	*
Ronald McClurg	Director	—		—	*	—	*
Jainal Bhuiyan	Director	—		—	*	—	*
Dave Rosa	Director	—		—	*	—	*
Officers and Directors as a Group (total of 2 persons) 5% Stockholders(2)		136,265		—	1.61%	N/A	*
SecureKloud Technologies, Inc.(4)		2,550,000		—	30.21%	N/A	17.66%
Suresh Venkatachari		140,000		6,000	1.66%	100%	42.51%

____________

*        Less than 1%.

(1)      The principal address of the named officers, directors and 5% stockholders of the Company is c/o Healthcare Triangle, Inc., 7901 Stoneridge Drive, Suite # 220, Pleasanton, CA 94588.

(2)      Entitles the holder to 1,000 votes per share and votes with the common stocks as a single class.

(3)      Represents total ownership percentage with respect to all shares of common stock, options and Series A Super Voting Preferred Stock, as a single class.

(4)      SecureKloud Technologies, Inc. is 60.7% owned by SecureKloud Technologies Limited which is a publicly traded company in India.

(5)      Includes 42,961 shares of our common stock underlying stock options that have vested or exerciseable within 60 days of February 24, 2025.

(6)      Includes 19,152 shares of our common stock underlying stock options that have vested or exerciseable within 60 days of February 24, 2025.

(7)      Includes 19,152 shares of our common stock underlying stock options that have vested or exerciseable within 60 days of February 24, 2025.

(8)      Includes 65,000 shares of our common stock underlying stock options that have vested or exerciseable within 60 days of February 24, 2025.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon. None of our directors opposed the actions to be taken by the Company.

VOTE OBTAINED — DELAWARE LAW

Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Nasdaq Listing Rules, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to effectuate the Corporate Actions. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Stockholder.

As of February 24, 2025, there were 8,295,820 shares of Common Stock of the Company and 6,000 shares of the Series A Preferred Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder and the holder of the Series A Preferred Stock has 1,000 votes per share and votes with the common stock as a single class. On February 24, 2025, Majority Stockholders holding in the aggregate 18.36% shares of common stock and 6,000 shares of the Series A Super Voting Preferred Stock or approximately 41.97% of the capital stock outstanding on such date having the right to vote on the Corporate Actions, approved the Corporate Actions.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Healthcare Triangle, Inc., 7901 Stoneridge Drive, Suite 220, Pleasanton, California 94588. Telephone: (925) 270-4812.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the shareholders of the Company only for information purposes in connection with the Corporate Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement contains forward-looking statements, which reflect our views with respect to future events. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “intends,” “believes,” “will,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document, unless expressly set forth otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov. Documents we have filed with the SEC are also available on our website through the investors link at www.applieduvinc.com. Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

You may request a copy of these filings, at no cost, by writing Healthcare Triangle, Inc. at 7901 Stoneridge Drive, Suite 220, Pleasanton, California 94588 or telephoning the Company at (925) 270-4812. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

Our common stock is traded on the Nasdaq Capital Market under the symbol “HCTI.”

Our transfer agent is Vstock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, New York 11598 and their telephone number is (212) 828-8436.

By Order of the Board of Directors:

Dated: March 17, 2025	Healthcare Triangle, Inc.
/s/ Thyagarajan Ramachandran
Name: Thyagarajan Ramachandran
Title: Chief Financial Officer

ANNEX A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HEALTHCARE TRIANGLE, INC.
a Delaware Corporation

Healthcare Triangle, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“Effective at 4:05 p.m., Eastern Time, on [*], 2025 (the “2025 Split Effective Time”), every [*] (*) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2025 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2025 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. No fractional shares shall be issued in connection with the 2025 Reverse Split. Instead, holders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the 2025 Reverse Split ratio will be issued an additional fraction share of Common Stock to round up to the next whole post-Reverse Stock Split share of Common Stock. For those stockholders who hold shares with a brokerage firm, the Company intends to round up fractional shares at the participant level. No cash will be paid in lieu of fractional shares. As of the 2025 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2025 Reverse Split is deemed to represent the number of post-2025 Reverse Split shares into which the pre-2025 Reverse Split shares were reclassified and combined. The 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the 2025 Reverse Split.”

3. This Certificate of Amendment shall become effective at 4:05 p.m., Eastern Time, on [*], 2025.

* _ * _ * _ *

Annex A-1

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended Certificate of Incorporation as of [*], 2025.

HEALTHCARE TRIANGLE, INC.
By:
Thyagarajan Ramachandran
Chief Financial Officer

Annex A-2

ANNEX B

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HEALTHCARE TRIANGLE, INC.
a Delaware Corporation

Healthcare Triangle, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is two billion ten million (2,010,000,000), consisting of (i) two billion (2,000,000,000) shares of common stock, with a par value of $0.00001 per share (the “Common Stock”); and (iii) ten million (10,000,000) shares of preferred stock, with a par value of $0.00001 per share (the “Preferred Stock”).

3. This Certificate of Amendment shall become effective at 4:05 p.m., Eastern Time, on [*], 2025.

* _ * _ * _ *

Annex B-1

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended Certificate of Incorporation as of [*], 2025.

HEALTHCARE TRIANGLE, INC.
By:
Thyagarajan Ramachandran
Chief Financial Officer

Annex B-2